                                                                    Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CMGI, Inc. of our report dated October 18, 1999 relating to the consolidated financial statements of Flycast Communications Corporation as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in the Current Report on Form 8-K of CMGI, Inc. dated December 17, 1999.

We also consent to the reference to us under the heading "Experts" in the proxy statement/prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
January 27, 2000